Exhibit 99.1

NEWS RELEASE

RAMBUS APPOINTS CHIEF FINANCIAL OFFICER

Satish Rishi brings over 20 years of financial experience to management team

LOS ALTOS, Calif. – April 12, 2006 – Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today announced it has appointed Mr. Satish Rishi to the position of senior vice president, finance and chief financial officer, as of April 11, 2006. Mr. Rishi will be responsible for the overall financial direction of the Company and will report to president and chief executive officer Harold Hughes.

Prior to joining Rambus, Mr. Rishi held the position of executive vice president of finance and chief financial officer of Toppan Photomasks, Inc., one of the world’s leading photomask providers. During his 20-year career, Mr. Rishi has held senior financial management positions at semiconductor and electronic manufacturing companies. He served as vice president and assistant treasurer at Dell Inc. Previous to Dell, Mr. Rishi spent 13 years at Intel Corporation, where he held financial management positions, both in the United States and overseas. The last position he held at Intel was assistant treasurer.

“Satish is a seasoned finance executive in the semiconductor space, and we are pleased to have him join our management team,” said Hughes. “Satish and I worked together in the past, and his extensive experience will contribute to our continued growth and financial strength.”

Mr. Rishi holds a B.S. with honors in Mechanical Engineering from Delhi University in Delhi, India and an M.B.A. from the University of California at Berkeley’s Haas School of Business.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.

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Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com